FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3

Fidelity Investment Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)
1	OVERSEAS FUND	37,004	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	6,100	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
3	FID PACIFIC BASIN FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	500	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
7	CANADA FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	500	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
8	FID WORLDWIDE FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	1,000	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
24	FID GLOBAL BALANCED FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	500	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
17	FID AGGRESSIVE INTL FUND	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	500	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan
16	FID EUROPE CAP APPRECIATION FD	23-Apr-01	27-Apr-01	Aquila Inc	16,500,000	396,000,000	24.00	500	472,800	MOTC	Lehman Brothers	Merrill Lynch & Co.	Salomon Smith Barney	Credit Lyonnais Securities (USA) Inc	JP Morgan